Notice of Withdrawal of Tender

Regarding Units in AMG Pantheon Master Fund, LLC

Tendered Pursuant to the Offer to Repurchase

Dated August 10, 2026

The Offer and withdrawal rights will expire on September 4, 2026 and this Notice of Withdrawal must be received by

the Fund’s Administrator, either by e-mail, mail or fax, by 11:59 p.m.,

Eastern Time, on September 4, 2026, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

Regular Mail	E-mail: Pantheontenders2image@bnymellon.com
AMG Pantheon Master Fund, LLC P.O. Box 534417 Pittsburgh, Pennsylvania 15253-4417	Fax: (833) 286-8165

Overnight Mail
AMG Pantheon Master Fund, LLC Attn: 534417 AIM 154-0520 1350 Penn Avenue, Suite 102 Pittsburgh, PA 15222	FOR ADDITIONAL INFORMATION CALL: (877) 355-1566

You are responsible for confirming that this Notice is received timely by AMG Funds LLC, the Fund’s administrator. To assure good delivery, please send this page to AMG Funds LLC and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

The undersigned represents that the undersigned is the beneficial owner of the units in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing member.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date